NEWS

For Immediate Release

June 30, 2006	CONTACT:	Thomas J. Considine, Jr. (201) 476-5421

Butler International Secures $35 Million in Junior Financing; Updates on SEC Filing Status

MONTVALE, New Jersey, Butler International (PK:BUTL) announced today that the Company has entered into an agreement with Levine Leichtman Capital Partners III, L.P. (“LLCP”) for up to $35 million of senior and subordinated debt financing and closed on a $2.5 million portion of this loan. The $32.5 million balance of the loan will be funded when the Company completes the filings of its restated and delinquent SEC filings and satisfies other customary closing conditions. The first stage of the loan will increase the Company’s liquidity and working capital to fund its operations, including the General Electric Capital Corporation (“GECC”) term loan payment, until the close on the balance of refinancing is completed. Further details, including interest rates, warrant and other terms and conditions on the refinancing will be made available through the Company’s planned Form 8-K filing with the Securities and Exchange Commission.

The Company expects to complete the filings of its Form 10-Qs for the quarters ended September 30, 2005 and March 31, 2006 and its Form 10-K for the year ended December 31, 2005 on or about the end of July.

“We are excited about closing on the investment with LLCP. This is an important step towards completing the refinancing of the company, which will allow adequate liquidity to continue our plans for future growth.” said Edward M. Kopko, Chairman and Chief Executive Officer, Butler International, Inc.

Lauren Leichtman, Chief Executive Officer of LLCP said: “We are pleased to invest in and partner with Butler International. Butler’s strong management team and long track record of customer loyalty help to position it for continued growth.”

As previously announced on May 18, 2006, the Company has been working closely with a senior lending group and a private equity firm (LLCP) to refinance all of the Company. Once the Company’s restatement has been completed and its SEC filings are up-to-date, Butler expects to proceed with the second phase of refinancing with LLCP and its senior lending group to refinance the Company’s outstanding debt of the Company’s debt with GECC.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler's global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 60-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler's value-added global services, visit us on the web at http://www.butler.com.

About Levine Leichtman

Levine Leichtman Capital Partners, Inc. (www.LLCP.com ) is a Los Angeles, California private equity firm that was founded in 1984 by Arthur E. Levine and Lauren B. Leichtman. The firm manages in excess of $1.5 billion of institutional investment capital through private equity partnerships. Levine Leichtman has a highly differentiated, multi-fund investment strategy focused on companies with revenues between $50 million and $500 million. Levine Leichtman is currently making new investments through Levine Leichtman Capital Partners III, L.P. and Levine Leichtman Capital Partners Deep Value Fund, L.P. Successful investments by Levine Leichtman include Jon Douglas Real Estate Services Group, Inc., Consumer Portfolio Services, Inc., the Quizno's Corporation and CiCi's Pizza, Inc.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM

New River Center, 200 E. Las Olas Blvd., Ft. Lauderdale, FL 33315

www.butler.com